Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6532
+1 (415) 738-6520

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER 2010 RESULTS

San Francisco, California (July 23, 2010) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the second quarter of 2010.

Recent Highlights:

•	Increased the quarterly dividend 10.4% to $0.53 per share, up 37% for the full year 2010 over full year 2009;

•	Reported FFO of $0.76 per diluted share and unit for the quarter ended June 30, 2010, up 7.0% from the second quarter of 2009;

•	Reported net income for the quarter ended June 30, 2010 of $19.9 million and net income available to common stockholders of $9.1 million, or $0.11 per diluted share;

•	Acquired the Rockwood Capital/365 Main five-property portfolio totaling approximately 919,000 square feet for approximately $725.0 million on July 13, 2010;

•	Signed a build-to-suit lease agreement with Terremark and acquired the shell building totaling approximately 56,000 square feet for a purchase price of approximately $6.4 million;

•

Acquired two redevelopment properties in Silicon Valley totaling 122,300 square feet that can support the combined development of approximately 73,500 square feet of raised floor datacenter space for a combined purchase price of approximately $24.1 million;

•	Completed a common stock offering of 6.9 million shares for net proceeds totaling approximately $377.1 million;

•	Completed a private placement of $375.0 million aggregate principal amount of 4.500% Notes due 2015 yielding 4.568% per annum, which closed on July 8, 2010;

•	Exchanged approximately $37.2 million of its 4.125% exchangeable senior debentures due 2026 (the 2026 Debentures) for a combination of cash and shares of its common stock;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•

Issued approximately 221,000 shares during the three months ended June 30, 2010 under the Company’s At The Market equity distribution program for net proceeds totaling $12.7 million at an average price of $58.38 per share;

•	Amended the Revolving Credit Facility and unsecured note facility to include eligible unencumbered international assets in borrowing base;

•	Announced the redemption of its 8.50% Series A Cumulative Redeemable Preferred Stock for $103.5 million plus accrued and unpaid dividends;

•	Signed leases totaling approximately 295,000 square feet during the second quarter of 2010 at an average annual GAAP rental rate of approximately $101 per square foot, including non-technical space;

•

Commenced leases totaling approximately 164,000 square feet during the second quarter of 2010 at an average annual GAAP rental rate of approximately $71 per square foot, including non-technical space; and

•	Revised 2010 FFO guidance and assumptions that include adjustments for transaction and finance charges.

Funds from operations (“FFO”) on a diluted basis was $80.6 million in the second quarter of 2010, or $0.76 per diluted share and unit, down 6.2% from $0.81 per diluted share and unit in the previous quarter, and up 7.0% from $0.71 per diluted share and unit in the second quarter of 2009.

“FFO of $0.76 per diluted share and unit for the second quarter 2010 was negatively impacted by $0.02 per share for charges related to the exchange of the 2026 Debentures and transaction expenses related to our acquisition activities and by $0.01 per share from the issuance of 6.9 million shares of common equity in June in advance of the closing of the Rockwood Capital/365 Main Portfolio acquisition in July. This compares to FFO of $0.81 per diluted share and unit for the first quarter 2010, which was positively impacted by $0.02 related to non-core revenue streams,” said A. William Stein, Chief Finance Officer and Chief Investment Officer of Digital Realty Trust. “Excluding the negative and positive impact from these items in both quarters, adjusted FFO generated from ongoing operations would have been unchanged quarter over quarter.”

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Net income for the second quarter of 2010 was $19.9 million, down 22.3% from $25.6 million in the first quarter of 2010 and down 6.1% from $21.2 million in the second quarter of 2009. Net income available to common stockholders in the second quarter was $9.1 million, or $0.11 per diluted share, compared to $14.7 million, or

$0.18 per diluted share, in the first quarter of 2010, and $10.3 million, or $0.13 per diluted share, in the second quarter of 2009.

The Company reported total operating revenues of $197.5 million in the second quarter of 2010, up 3.0% from $191.8 million in the first quarter of 2010 and up 27.4% from $155.0 million in the second quarter of 2009.

“The Company’s overall performance during the first half of 2010 demonstrated our ability to source, finance and execute on a variety of complex transactions including the acquisition and funding of two large datacenter portfolios totaling $1.1 billion,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “At the same time, we delivered approximately 207,000 square feet of new datacenter space, signed leases totaling over 535,000 square feet, acquired over 122,000 square feet of redevelopment inventory in Silicon Valley, further improved our balance sheet and funding capabilities, and expanded our build-to-suit business. These remarkable accomplishments are a direct result of the collaborative efforts of our experienced team of real estate investment, development, finance and datacenter professionals.”

Acquisitions and Leasing Activity

In June 2010, the Company entered into a definitive asset purchase agreement for the Rockwood Capital/365 Main Portfolio, which closed on July 13, 2010. The five-property portfolio is located in California, Arizona and Virginia, and comprises approximately 919,000 square feet. The purchase price was approximately $725 million and includes additional new datacenter development potential of approximately 250,000 square feet at the Arizona property and approximately $13 million of uninstalled datacenter infrastructure improvements.

Also in June 2010, the Company signed a 15-year lease agreement with an affiliate of Terremark Worldwide, Inc. (NASDAQ: TMRK) for a new build-to-suit facility in Amsterdam, The Netherlands to be developed by Digital Realty Trust. The Company also acquired the 56,000 square foot shell building (subject to a long term ground lease which the Company prepaid) where the new facility will be housed. The purchase price was approximately $6.4 million.

In May 2010, the Company acquired two redevelopment properties in Santa Clara, California in separate transactions. Both properties are strategically located proximate to several of the Company’s existing facilities in Santa Clara. The first property, a 40,000 square foot shell building located at 1725 Comstock Street, was subsequently 100% leased to an Internet enterprise customer. The purchase price was approximately $14.1 million. The second property consists of two shell buildings totaling approximately 82,000 square feet located at 3105 & 3115 Alfred Street. Approximately 25,000 square feet of the 82,000 total square feet was subsequently leased to an IT services provider and the remainder of the space is being redeveloped as Turn-Key Datacenter® space. The purchase price was approximately $10.0 million.

For the quarter ended June 30, 2010, the Company signed leases totaling approximately 295,000 square feet of space. This includes approximately 121,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $175.00 per square foot, over 145,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $54.00 per square foot, and approximately 29,000 square feet of non-technical space leased at an average annual GAAP rental rate of $23.00 per square foot.

For the quarter ended June 30, 2010, the Company commenced leases totaling approximately 165,000 square feet of space. This includes approximately 66,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $139.00 per square foot, approximately 25,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $34.00 per square foot, and approximately 74,000 square feet of non-technical space leased at an average annual GAAP rental rate of $24.00 per square foot.

As of July 23, 2010, the Company’s portfolio comprises 92 properties, excluding one property held in an unconsolidated joint venture, consisting of 129 buildings totaling approximately 16.1 million rentable square feet, including 1.9 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $4.5 billion at June 30, 2010, up from approximately $3.7 billion at December 31, 2009. Total debt at June 30, 2010 was approximately $2.1 billion, up from approximately $1.8 billion at December 31, 2009. Stockholders’ equity was approximately $2.0 billion at June 30, 2010, up from approximately $1.6 billion at December 31, 2009.

On June 9, 2010, the Company closed a public offering of 6.9 million shares of its common stock at a price of $57.00 per share, for net proceeds of approximately $377.1 million. The offering included 900,000 shares issued upon exercise of the underwriters’ over-allotment option which was exercised in full.

On June 30, 2010, the Company priced a private placement of $375.0 million aggregate principal amount of 4.500% Notes due 2015, yielding 4.568% per annum. The transaction closed on July 8, 2010 and generated net proceeds of approximately $371.6 million.

For the three months ended June 30, 2010, under its At The Market equity distribution program, the Company generated net proceeds of approximately $12.7 million from the issuance of approximately 221,000 shares of common stock at an average price of $58.38 per share.

The Company has used the proceeds from these capital markets activities to fund a portion of the Rockwood Capital/365 Main Portfolio acquisition, and intends to use the remaining proceeds to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes, including the repurchase, redemption or retirement of outstanding debt or preferred securities.

In June 2010, the Company completed an amendment to its Revolving Credit Facility and its unsecured note facility to include eligible unencumbered international assets in the borrowing base in support of its outstanding debt. International assets would include properties located in the following countries: Canada, England, Ireland, Wales, France, Spain, The Netherlands, Singapore and Australia. Under the new amendment, international assets may comprise up to 25% of the borrowing base, with assets located in Spain and Singapore limited to up to 10% of the borrowing base. At June 30, 2010 Digital Realty Trust’s borrowing base pro forma for the Rockwood Capital/365 Main Portfolio acquisition totaled approximately $3.0 billion of unencumbered assets.

During the three months ended June 30, 2010, the Company exchanged approximately $37.2 million of the 2026 Debentures for a combination of cash and shares of its common stock. The remaining $135.3 million face amount of the 2026 Debentures remains outstanding under the original terms.

On July 22, 2010, the Company announced it will redeem on August 24, 2010 (the Redemption Date) 4,140,000 shares of the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock (the Series A Preferred Stock), which constitutes all of the outstanding shares, or $103.5 million, of Series A Preferred Stock, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such shares up to but not including the Redemption Date, without interest.

“Our capital markets strategy is intended to fund the growth of the Company while minimizing our cost of capital and improving our overall credit metrics in support of our investment grade rating,” added Mr. Stein. “As a result of our recent acquisition and capital markets activities and with a better view towards our full year 2010 results, we are revising certain 2010 FFO guidance and assumptions.”

2010 Revised Guidance Assumptions

FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.24 and $3.32. This guidance represents expected FFO growth of 10.6% to 13.3% over the 2009 FFO of $2.93 per diluted share and unit. After adjusting for certain items that do not represent core revenue and expense streams, FFO per diluted share and unit for the year ending December 31, 2010 is projected to be between $3.35 and $3.40, which represents expected FFO growth of 14.3% to 16.0% over the 2009 FFO of $2.93 per diluted share and unit. A reconciliation of the range of 2010 projected net income to projected FFO as reported and adjusted for certain items that do not represent core expense streams is as follows:

Low High
Net income available to common stockholders per diluted share	$0.63 – $0.71
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$2.82
Less:
Dilutive impact of convertible stock and exchangeable debentures	($0.21)

Projected FFO per diluted share	$3.24 – $3.32

As adjusted for items that do not represent core expense and revenue streams:
Reported Q1 items	($0.02)
Reported Q2 items	$0.02
Projected Q3 – Q4 transaction related expenses	$0.05 – $0.04
Projected Q3 – Q4 financing charges	$0.06 – $0.04

Projected FFO per diluted share (as adjusted)	$3.35 – $3.40

The 2010 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of July 23, 2010:

•	Acquisitions of additional income producing properties for the remainder of the year totaling $50 million at average cap rate of 9%;

•	Commencement of leases which will contribute $75 million to $85 million of GAAP rental revenue on an annualized basis;

•	POD Architecture Services® revenue recognized between $5 million to $6 million;

•	Development and redevelopment capital expenditures of $440 million to $475 million;

•	Portfolio level capital expenditures of $50 million;

•	Total G&A of $48 million;

•	Total transaction expenses of $8 million to $9 million; and

•	Financing charges of $6.5 million to $8 million related to the exchange of 2026 Debentures into cash or common stock and the redemption of the Series A Preferred Stock.

Investor Conference Call Details

Digital Realty Trust will host a conference call on Friday, July 23, 2010 at 1:00 pm ET/10:00 am PT to discuss its second quarter 2010 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 512-9172 (for domestic callers) or +1 (706) 679-7933 (for international callers) and quote the conference ID #82869680 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after the call until 11:59 pm PT on Friday, August 6, 2010. The telephone replay can be accessed two hours after the call’s completion by dialing +1 (800) 642-1687 (for domestic callers) or +1 (706) 645-9291 (for international callers) and using the conference ID #82869680. A replay of the webcast will be available approximately 24 hours after the live call has concluded and will be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 92 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 16.1 million square feet as of July 23, 2010, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout Europe and North America. Digital Realty Trust calculates occupancy and leased square footage for some of its properties based on factors in addition to contractually leased square feet, including available power, required support space and common area. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2010 guidance and its underlying assumptions, as well as statements related to the Company’s 2010 annual dividend, the signing and commencement of leases and the development of additional datacenter space, including the build-to-suit lease with Terremark. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Turn-Key Datacenter and Powered Base Building are registered trademarks of Digital Realty Trust.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating Revenues:
Rental	$157,867	$125,490	$310,588	$243,585
Tenant reimbursements	39,597	29,434	78,655	60,455
Other	—	83	—	101

Total operating revenues	197,464	155,007	389,243	304,141

Operating Expenses:

Rental property operating and maintenance	54,406	42,301	107,648	84,874
Property taxes	12,748	9,149	25,469	18,360
Insurance	1,846	1,488	3,581	2,944
Depreciation and amortization	59,860	49,183	117,392	95,487
General and administrative	12,574	9,958	23,093	19,630
Transactions	1,715	82	2,548	512
Other	165	—	167	285

Total operating expenses	143,314	112,161	279,898	222,092

Operating income	54,150	42,846	109,345	82,049

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	955	741	2,933	1,857
Interest and other income	34	403	65	646
Interest expense	(33,162)	(22,495)	(64,064)	(41,432)
Tax expense	(534)	(292)	(1,250)	(728)
Loss from early extinguishment of debt	(1,541)	—	(1,541)	—

Net Income	19,902	21,203	45,488	42,392

Net income attributable to noncontrolling interests	(710)	(831)	(1,451)	(1,624)

Net Income Attributable to Digital Realty Trust, Inc.	19,192	20,372	44,037	40,768

Preferred stock dividends	(10,101)	(10,101)	(20,202)	(20,202)

Net Income Available to Common Stockholders	$9,091	$10,271	$23,835	$20,566

Net income per share available to common stockholders:
Basic	$0.11	$0.13	$0.30	$0.27
Diluted	$0.11	$0.13	$0.29	$0.27

Weighted average shares outstanding:
Basic	80,542,329	76,121,380	79,164,167	75,416,483
Diluted	83,021,817	76,851,202	81,450,636	75,806,481

Digital Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$408,024	$382,763
Acquired ground leases	6,096	2,767
Buildings and improvements	3,404,143	2,952,330
Tenant improvements	268,976	272,462

Total investments in properties	4,087,239	3,610,322
Accumulated depreciation and amortization	(545,834)	(459,521)

Net investments in properties	3,541,405	3,150,801
Investment in unconsolidated joint venture	7,237	6,392

Net investments in real estate	3,548,642	3,157,193
Cash and cash equivalents	342,623	72,320
Accounts and other receivables, net	52,174	46,086
Deferred rent	164,994	145,550
Acquired above market leases, net	31,633	25,861
Acquired in place lease value and deferred leasing costs, net	259,548	224,216
Deferred financing costs, net	20,477	21,073
Restricted cash	35,814	37,810
Other assets	45,127	14,950

Total Assets	$4,501,032	$3,745,059

LIABILITIES AND EQUITY

Revolving credit facility	$11,628	$205,547
Unsecured senior notes	200,000	83,000
5.875% notes due 2020, net of discount	491,746	—
4.125% exchangeable senior debentures due 2026, net of discount	131,681	165,834
5.50% exchangeable senior debentures due 2029	266,400	266,400
Mortgage loans	1,023,255	1,063,663
Accounts payable and other accrued liabilities	196,491	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	85,060	69,311
Security deposits and prepaid rents	62,882	68,270

Total Liabilities	2,469,143	2,110,258

Equity:
Stockholders’ equity	1,955,110	1,558,995
Noncontrolling interests	76,779	75,806

Total Equity	2,031,889	1,634,801

Total Liabilities and Equity	$4,501,032	$3,745,059

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net income available to common stockholders	$9,091	$14,744	$10,271	$23,835	$20,566
Adjustments:
Noncontrolling interests in operating partnership	560	973	757	1,533	1,550
Real estate related depreciation and amortization (1)	59,517	57,175	48,900	116,692	94,987
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	688	773	858	1,461	1,504

FFO available to common stockholders and unitholders (2)	$69,856	$73,665	$60,786	$143,521	$118,607

Basic FFO per share and unit	$0.81	$0.89	$0.74	$1.69	$1.46
Diluted FFO per share and unit (2)	$0.76	$0.81	$0.71	$1.57	$1.41

Weighted average common stock and units outstanding
Basic	86,150	83,233	81,999	84,700	81,278
Diluted (2)	106,386	104,142	99,461	104,767	95,962

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	59,860	57,532	49,183	117,392	95,487
Non-real estate depreciation	(343)	(357)	(283)	(700)	(500)

	$59,517	$57,175	$48,900	$116,692	$94,987

(2)     At June 30, 2010, we had 7,000 series C convertible preferred shares and 13,795 series D convertible preferred shares outstanding that were convertible into 3,657 common shares and 8,238 common shares for the three months ended June 30, 2010, respectively and 3,657 common shares and 8,227 common shares for the six months ended June 30, 2010, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,195 common shares on a weighted average basis for the three and six months ended June 30, 2010. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30,2010	June 30, 2009
FFO available to common stockholders and unitholders	$69,856	$73,665	$60,786	$143,521	$118,607

Add: Series C convertible preferred dividends	1,914	1,914	1,914	3,828	3,828
Add: Series D convertible preferred dividends	4,742	4,742	4,742	9,484	9,484
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	3,148	8,100	3,148

FFO available to common stockholders and unitholders — diluted	$80,562	$84,371	$70,590	$164,933	$135,067

Weighted average common stock and units outstanding	86,150	83,233	81,999	84,700	81,278
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	2,146	2,842	730	1,988	390
Add: Effect of dilutive series C convertible preferred stock	3,657	3,657	3,615	3,657	3,615
Add: Effect of dilutive series D convertible preferred stock	8,238	8,215	8,215	8,227	8,215
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,195	6,195	4,902	6,195	2,464

Weighted average common stock and units outstanding — diluted	106,386	104,142	99,461	104,767	95,962

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.